FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 21, 2016	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES STRONG 2016 THIRD QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, October 21, 2016 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2016.
Parke Bancorp reported net income available to common shareholders of $3.6 million, or $0.52 per common share and $0.43 per diluted common share, for the quarter ended September 30, 2016. This compares to net income available to common shareholders of $2.1 million, or $0.32 per common share and $0.28 per diluted common share, for the quarter ended September 30, 2015, an increase in net income of 67.9%. Net income available to common shareholders year-to-date was $14.2 million or $2.07 per diluted common share, compared to $6.6 million, or $0.98 per diluted common share, for the nine months ended September 30, 2015, an increase in net income of 117.3%.
The following is a recap of other significant items that impacted the third quarter of 2016 compared to the same quarter last year:  an increase of $453,000 in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $196,000 in interest expense due to higher deposit volumes; a $750,000 decrease in the provision for loan losses due to improvements in credit quality, a $1.9 million decrease in noninterest income and a $184,000 decrease in noninterest expense, both primarily attributable to the sale of our SBA business. In addition income tax expense decreased by $1.7 million, which was primarily attributable to a $1.5 million historic tax credit ("HTC"). This was partially offset by a $482,000 write-down (included in non-interest expense) of the HTC partnership investment, which resulted in a net benefit to the Company of $1.0 million.
At September 30, 2016, Parke Bancorp's total assets had increased to $954.6 million from $885.1 million at December 31, 2015, an increase of $69.5 million, or 7.8%, primarily due to an increase in loans as well as cash received from the sale of our SBA assets.
Parke Bancorp's total investment securities portfolio decreased to $40.1 million at September 30, 2016 from $44.7 million at December 31, 2015, a decrease of $4.6 million or 10.4%.
Parke Bancorp's total loans increased to $817.4 million at September 30, 2016 from $758.5 million at December 31, 2015, an increase of $58.9 million or 7.8%.
At September 30, 2016, Parke Bancorp had $11.3 million in nonperforming loans representing 1.38% of total loans, a decrease of $2.3 million or 16.9% from $13.6 million at December 31, 2015. OREO at September 30, 2016 was $10.6 million, compared to $16.6 million at December 31, 2015 a decrease of 36.0%. The largest remaining property is a condominium development in Absecon, NJ, recorded at

$3.6 million for which we continue to make progress in reducing our exposure. Nonperforming assets (consisting of nonperforming loans and OREO) represented 2.3% of total assets at September 30, 2016 as compared to 3.4% of total assets at December 31, 2015. Loans past due 30 to 89 days were $1.4 million at September 30, 2016, an increase of $174,000 or 14.1% from December 31, 2015.
At September 30, 2016, Parke Bancorp's allowance for loan losses was $14.9 million, as compared to $16.1 million at December 31, 2015. The decrease was primarily related to the sale of the SBA portfolio during the second quarter. The ratio of allowance for loan losses to total loans was 1.8% at September 30, 2016 and 2.1% at December 31, 2015. The ratio of allowance for loan losses to non-performing loans improved to 132.0% at September 30, 2016, compared to 119.0%, at December 31, 2015.
At September 30, 2016, Parke Bancorp's total deposits were $739.9 million, up from $665.2 million at December 31, 2015, an increase of $74.7 million or 11.2%.
Parke Bancorp's total borrowings decreased to $83.0 million at September 30, 2016 from $98.0 million at December 31, 2015, a decrease of $15.0 million or 15.3%.
Total shareholders' equity increased to $125.2 million at September 30, 2016 from $112.0 million at December 31, 2015, an increase of $13.2 million or 11.7%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"As we quickly approach $1 billion dollars in total assets, we are pleased with the continued strength of our earnings and the decline in our NPAs.  The increase in net interest income, combined with the reduction in income tax expense as a result of our investment in an historic tax credit resulted in a very strong third quarter of earnings. Our loan growth continues to be strong in residential, commercial and SBA lending.

The opening of our Collingswood branch was a huge success with the response from the community exceeding our expectations. We are confident that this branch will continue to grow in both deposits and loans and become a critical part of our branch network. The integration of the latest banking technology and in-person customer service is a proven winner for this new branch. We are also close to opening our new Chinatown, Philadelphia branch, which will be another important part of the growth of our Bank. We already have over $250 million in loans to the Asian-American community and the opening of this new branch in mid-November will support and enhance the growth in that loan portfolio.

We will continue to support the growth and profitability of our two new branches while never losing focus on our commitment to reduce our NPAs and enhancing shareholder value."

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in

Galloway Township, New Jersey, a branch office in Collingswood, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2016	December 31, 2015	% Change
	(in thousands)
Total Assets	$954,598	$885,124	7.8%
Cash and cash equivalents	52,147	27,429	90.1%
Investment securities	40,093	44,748	-10.4%
Loans, net of unearned income	817,403	758,501	7.8%
Deposits	739,876	665,210	11.2%
Borrowings	83,053	98,053	-15.3%
Total shareholders' equity	125,202	112,040	11.7%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Return on average assets	1.64%	1.12%	2.18%	1.17%
Return on average common equity	13.66%	9.48%	19.10%	10.12%
Interest rate spread	3.73%	3.94%	3.85%	4.02%
Net interest margin	3.83%	4.06%	3.98%	4.13%
Efficiency ratio (current periods exclude the gain on sale of SBA assets)	47.44%	41.66%	48.23%	44.57%

Asset Quality Data
	September 30, 2016	December 31, 2015
	(in thousands)
Allowance for loan losses	$14,874	$16,136
Allowance for loan losses to total loans	1.82%	2.13%
Allowance for loan losses to non-accrual loans	132.00%	119.00%
Non-accrual loans	$11,269	$13,559
OREO	$10,635	$16,629

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30, 2016
	2016	2015	2016	2015
	(in thousands)

Interest and dividend income	$10,371	$9,918	$31,184	$29,251
Interest expense	1,697	1,501	5,002	4,319
Net interest income	8,674	8,417	26,182	24,932
Provision for loan losses	700	1,450	762	3,040
Net interest income after provision for loan losses	7,974	6,967	25,420	21,892
Non-interest income	130	2,052	9,774	4,161
Non-interest expense	4,177	4,361	12,858	12,966
Income before income taxes	3,927	4,658	22,336	13,087
Provision for income taxes	51	1,730	6,751	4,638
Net income attributable to Company and noncontrolling interests	3,876	2,928	15,585	8,449
Net income attributable to noncontrolling interests	0	(498)	(452)	(999)
Net income attributable to Company	3,876	2,430	15,133	7,450
Preferred stock dividend and discount	300	300	900	900
Net income available to common shareholders	3,576	2,130	14,233	6,550

Basic income per common share	0.52	0.32	2.07	0.98
Diluted income per common share	0.43	0.28	1.68	0.87

Weighted shares - basic	6,843,059	6,740,665	6,843,064	6,664,009
Weighted shares - diluted	8,967,972	8,651,580	8,960,040	8,572,857